                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         CAPSTEAD MORTGAGE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         CAPSTEAD MORTGAGE CORPORATION
- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                                      LOGO
                        [LOGO OF CAPSTEAD APPEARS HERE]

             ----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 20, 1995

             ----------------------------------------------------

To the Stockholders of

CAPSTEAD MORTGAGE CORPORATION:

  The Annual Meeting of Stockholders of Capstead Mortgage Corporation, a Maryland corporation (the "Company"), will be held at CityPlace Center East, 2711 North Haskell Avenue, Dallas, Texas on Thursday, April 20, 1995 beginning at 9:00 a.m. for the following purposes:

  (i) To elect six directors to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified;

  (ii) To ratify the selection of Ernst & Young LLP as independent auditors of the Company; and

  (iii) To transact any other business that may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on February 10, 1995 will be entitled to notice of and to vote at the meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE. You may, of course, revoke your proxy if you attend the meeting and choose to vote in person.

                                           By order of the Board of Directors,

                                                                ANDREW F. JACOBS
                                                                     Secretary

2711 North Haskell Avenue, Suite 900
Dallas, Texas 75204
March 15, 1995

                         CAPSTEAD MORTGAGE CORPORATION
                      2711 North Haskell Avenue, Suite 900
                              Dallas, Texas 75204

             ----------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 20, 1995

             ----------------------------------------------------

                                PROXY STATEMENT

  This Proxy Statement, together with the enclosed proxy, is solicited by and on behalf of the Board of Directors of Capstead Mortgage Corporation, a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 20, 1995 (the "Annual Meeting"). This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about March 15, 1995.

  At the Annual Meeting, action will be taken (i) to elect six directors to hold office until the next Annual Meeting of Stockholders and until their successors shall have been elected and qualified and (ii) to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1995.

SOLICITATION OF PROXIES

  The enclosed proxy is solicited by the Board of Directors of the Company. The expense of soliciting proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers of the Company may solicit proxies from stockholders by telephone, telefax or personal interview. Such persons will receive no compensation for such services. The Company also intends to request persons holding Common Stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and the Company will reimburse such persons for their expense in so doing. The Company will also use the services of the proxy solicitation firm of Corporate Investor Communications, Inc. to assist in the solicitation of its proxies. For such services the Company will pay a fee that is not expected to exceed $4,500 plus out-of-pocket expenses.

  Stockholders are urged to sign the accompanying form of proxy solicited on behalf of the Board of Directors of the Company and, immediately after reviewing the information contained in this Proxy Statement and in the Annual Report outlining the Company's operations for the year ended December 31, 1994, return it in the envelope provided for that purpose. Valid proxies will be voted at the Annual Meeting and at any adjournment or adjournments thereof in the manner specified therein.

VOTING

  The accompanying proxy card is designed to permit each stockholder of record at the close of business on February 10, 1995 to vote in the election of directors and on the ratification of the selection of Ernst & Young as independent auditors for the Company for the year ending December 31, 1995. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for any or all nominees for the Board of Directors and to vote for, against or abstain from voting on the ratification of the selection of Ernst & Young as independent auditors if the stockholder chooses to do so. With respect to the election of directors at the Annual Meeting, each share of the Company's outstanding shares of Common Stock, $.01 par value (the "Common Stock"), may be voted for up to six individuals. To be elected, each nominee must receive a majority of all votes cast at the meeting with respect to such position as director at the meeting. Ratification of the selection of Ernst & Young requires the affirmative vote of a majority of the votes cast at the meeting.

  For purposes of determining the number of votes cast with respect to any voting matter (except as noted herein), all votes cast for or against and abstentions are included. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions will have the same legal effect as a vote against a proposal. Broker nonvotes, if any, will be treated as not present and not entitled to vote for a proposal.

  The holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be counted as shares that are present and entitled to vote for the purpose of determining whether a quorum is present at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

  When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxies designated on the proxy card in accordance with the stockholder's instructions to the tabulator. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the three designated Proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the Annual Meeting. Proxy cards so marked should not be mailed directly to the Company.

  If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of all of the nominees for director and for the ratification of the selection of Ernst & Young. Valid proxies will be voted at the Annual Meeting and at any adjournment in the manner specified.

RIGHT TO REVOKE PROXY

  Any stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and delivering to the Secretary of the Company prior to the Annual Meeting a later dated proxy, voting by ballot at the meeting, or filing with the Inspectors of Election an instrument of revocation at the meeting.

VOTING SECURITIES

  The only outstanding voting equity securities of the Company are its shares of Common Stock. Each share of Common Stock entitles the holder to one vote. At February 10, 1995 there were outstanding and entitled to vote 15,303,923 shares of Common Stock. Only stockholders of record at the close of business on February 10, 1995 are entitled to vote at the Annual Meeting or any adjournment thereof.

                             ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is to elect directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Set forth below are the names, principal occupations, committee memberships, ages, beneficial ownership of the Company's Common Stock as of February 10, 1995, directorships held with other public companies, and other biographical data for the nominees for election as well as the year each nominee was first elected as a director of the Company. If any nominee should become unable to stand for election as a director--an event that the Board of Directors does not presently expect--the proxy will be voted for a replacement nominee if one is designated by the Board of Directors.

                         -----------------------------
                             Nominees for Director

                         -----------------------------

- --------------------------------------------------------------------------------
BEVIS LONGSTRETH                       Mr. Longstreth has been a partner in
Partner,                               the New York law firm of Debevoise &
Debevoise & Plimpton                   Plimpton since 1970. He served as
                                       Commissioner of the Securities and
                                       Exchange Commission from 1981 to 1984.
                                       He is a member of the Board of INVESCO
                                       plc, the Board of Governors of the
                                       American Stock Exchange, the
                                       Consultant Panel to the Comptroller of
                                       the United States, the Pension Finance
                                       Committee of The World Bank and serves
                                       as Chairman of the Finance Committees
                                       of the Rockefeller Family Fund and The
                                       Nathan Cummings Foundation.

Member: Audit and Compensation
Committees

Director since 1994
Shares beneficially owned      13,232
Age 61

- --------------------------------------------------------------------------------

PAUL M. LOW                            Mr. Low was Chairman of the Board of
Retired Chairman of the Board,         New America Financial L.P., a mortgage
New America Financial L.P.             banking firm, from 1992 to 1994, when
                                       he retired. He was President of Lomas
                                       Mortgage USA ("LMUSA")
                                       from July 1987 to his retirement in
                                       December 1990, serving in various
                                       executive positions with LMUSA for
                                       more than five years prior to 1987.
                                       Mr. Low served as Senior Executive
                                       Vice President of the Company from
                                       April 1985 to January 1988.

Chairman: Executive and Nominating
Committees

Director since November 1990;
and April 1985 to March 1990
Shares beneficially owned      41,081
Age 64

- --------------------------------------------------------------------------------

RONN K. LYTLE                          Mr. Lytle has been Chairman and Chief
Chairman of the Board,                 Executive Officer of the Company since
Chief Executive Officer and            August 1992 and President and Chief
President,                             Operating Officer since January 1989.
Capstead Mortgage Corporation          Prior thereto, he served in various
                                       positions with the Company since its
                                       inception in 1985. Mr. Lytle also
                                       served as a director, Chairman and
                                       Chief Executive Officer of Tyler Cabot
                                       Mortgage Securities Fund, Inc. ("Tyler
                                       Cabot") from March 1992 until its
                                       merger into the Company in December
                                       1992; and, prior thereto, from Tyler
                                       Cabot's organization in August 1988
                                       until March 1992, as a director,
                                       President and Chief Operating Officer.

Member: Executive and Nominating Committees

Director since 1988
Shares beneficially owned      95,966
Age 54

- --------------------------------------------------------------------------------

                         -----------------------------
                             Nominees for Director

                         -----------------------------

- --------------------------------------------------------------------------------
HARRIET E. MIERS                        Ms. Miers has been a shareholder in the
Shareholder,                            Dallas law firm of Locke Purnell Rain
Locke Purnell Rain Harrell              Harrell since 1978. She served as a
(A Professional Corporation)            member of the Dallas City Council from
                                        1989 to 1991 and President of the State
                                        Bar of Texas from 1992 to 1993. She is
                                        also a director of Attorneys' Liability
                                        Assurance Society, Inc. Ms. Miers also
                                        serves on the Executive Board of the
                                        Southern Methodist University Law
                                        School and as Chair of the Board of
                                        Editors for the American Bar Journal.

Chair: Audit Committee
Member: Nominating Committee

Director since 1993
Shares beneficially owned       9,827
Age 49

- --------------------------------------------------------------------------------

WILLIAM R. SMITH                        Mr. Smith has been Chairman and Chief
Chairman of the Board and               Executive Officer of Smith Capital
Chief Executive Officer,                Management, Inc., an asset management
Smith Capital Management, Inc.          firm, for more than the previous five
                                        years.

Chairman: Compensation Committee
Member: Audit Committee

Director since 1993
Shares beneficially owned       9,227
Age 55

- --------------------------------------------------------------------------------

JOHN C. TOLLESON                        Mr. Tolleson is the founder of and has
Chairman of the Board and               been Chairman and Chief Executive
Chief Executive Officer,                Officer of First USA, Inc., a financial
First USA, Inc.                         services company specializing in the
                                        credit card business, since August 1985
                                        and Chairman of First USA Bank and
                                        First USA Merchant Services, Inc. since
                                        1985. He is also a director of Visa
                                        International, Visa USA, Inc. and
                                        Jayhawk Acceptance Corporation. Mr.
                                        Tolleson also serves on the Executive
                                        Board of the Edwin L. Cox School of
                                        Business at Southern Methodist
                                        University.

Member: Compensation and Executive Committees

Director since 1994
Shares beneficially owned      26,392
Age 46

- --------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

  During the year ended December 31, 1994, the Board of Directors held four regular meetings and four telephonic meetings to declare dividends. The average attendance at the aggregate of the total number of Board and committee meetings was 99 percent in 1994. No director attended fewer than 92 percent of all meetings of the Board and the committees on which such director served.

  Directors who are not employees of the Company or its subsidiaries receive compensation at the rate of $40,000 annually and fees of $1,250 per meeting of the directors or of a committee attended and $500 for participation in telephonic meetings to declare dividends. In addition, nonemployee directors are reimbursed for their expenses related to attending Board or committee meetings.

  In accordance with the terms of the 1990 Directors' Stock Option Plan, each nonemployee director was, on each of January 1, 1994 and 1995, automatically awarded options (which were immediately exercisable) to purchase 1,000 shares of Common Stock and Dividend Equivalent Rights ("DERs") entitling them to receive additional shares of Common Stock upon exercise of outstanding options at no cost. The two directors elected after January 1, 1994 were, upon election, automatically awarded options to purchase 5,000 shares of Common Stock in accordance with the terms of the 1990 Directors' Stock Option Plan. Directors who are not employees of the Company do not receive any other salaries, fees, commissions or bonuses from the Company, nor do they receive any separate compensation from any of the Company's affiliates for their services as directors of the Company or committees of the Board.

COMMITTEES OF THE BOARD

  The Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. Respective memberships on the various standing committees are identified in the "Election of Directors" section of this Proxy Statement.

  The Audit Committee, composed of three nonemployee directors, met twice during 1994. The functions of the Committee include reviewing with management and the independent auditors the annual results of operations, the accounting and reporting policies and the adequacy of internal controls. The Committee also recommends to the Board the independent auditors to serve for the following year, approves the type and scope of services to be performed by the auditors and reviews the related costs.

  The Compensation Committee, composed of three nonemployee directors, met four times during 1994. The Board has delegated to this committee the review of the overall compensation philosophy and compensation structure to determine its appropriateness; to review and approve the compensation arrangements of senior management, other than the Chief Executive Officer; to evaluate the performance of the Chief Executive Officer and review the compensation arrangements of the Chief Executive Officer; to review and approve proposed amendments to the benefit plans; to administer short, intermediate and long term incentive plans; and to review the compensation arrangements of the members of the Board.

  The Executive Committee, composed of three directors, met once during 1994. During the intervals between meetings of the Board of Directors, the Executive Committee has all of the powers and authority of the Board in the management of the business and affairs of the Company except those powers which by law cannot be delegated by the Board.

  The Nominating Committee, composed of three directors, met twice during 1994. It recommends to the Board a slate of directors for election by the stockholders at each annual meeting. Stockholders wishing to recommend candidates for consideration by the Nominating Committee can do so by writing to the Secretary of the Company at its offices in Dallas, Texas. Such recommendation should give the candidate's name, biographical data and qualifications and should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

                               EXECUTIVE OFFICERS

  The following table shows the names and ages of the executive officers of the Company. A description of the business experience of each for at least the past five years follows the table.

          Name           Age                                Title
- ------------------------ --- -------------------------------------------------------------------
Ronn K. Lytle...........  54 Chairman, Chief Executive Officer and President
Christopher T. Gilson...  53 President and Chief Operating Officer of Capstead Inc.
William H. Rudluff .....  52 Executive Vice President--Servicing Administration of Capstead Inc.
Michael L. Brown........  30 Senior Vice President--Correspondent Production of Capstead Inc.
Andrew F. Jacobs........  35 Senior Vice President--Control, Treasurer and Secretary
Julie A. Moore..........  33 Senior Vice President--Asset and Liability Management
Larry G. Studinski......  43 Senior Vice President--Control and Treasurer of Capstead Inc.

  For a description of Mr. Lytle's business experience, see the "Election of Directors" section of this Proxy Statement.

  Mr. Gilson has served as President and Chief Operating Officer of Capstead Inc. since December 1993. Prior thereto, he served as President of NationsBanc Mortgage Corporation from January 1989 until his resignation in April 1993 to pursue other opportunities in mortgage banking. From 1973 to January 1989, Mr. Gilson served in various executive positions with Citicorp/Citibank, Inc., last serving as Executive Vice President of Citicorp Mortgage, Inc.

  Mr. Rudluff has served as Executive Vice President--Servicing Administration of Capstead Inc. since March 1, 1994, and of the Company from October 1992 to March 1994. Prior thereto, he was Senior Vice President of LMUSA responsible for delinquency and foreclosure administration from 1987 to 1992. Mr. Rudluff had been associated with LMUSA since 1963.

  Mr. Brown has served as Senior Vice President--Correspondent Production of Capstead Inc. since March 1, 1994, and of the Company from October 1991 to March 1994. Mr. Brown has been associated with the Company since 1987. Mr. Brown also served as Vice President--Asset Management of Tyler Cabot from February 1991 to September 1991.

  Mr. Jacobs has served as Senior Vice President--Control and Treasurer of the Company since October 1991 and Secretary of the Company since August 1992. From July 1989 to September 1991, he served as Vice President--Control and Treasurer of the Company. Mr. Jacobs has been associated with the Company since 1988. Mr. Jacobs also served as Senior Vice President--Control and Treasurer of Tyler Cabot from October 1991 until its merger into the Company in December 1992 and from February 1989 to September 1991 as Vice President--Control.

  Ms. Moore has served as Senior Vice President--Asset and Liability Management of the Company since October 1991. From July 1990 to September 1991, she served as Vice President--Asset and Liability Management of the Company. Ms. Moore has been associated with the Company since 1988.

  Mr. Studinski has served as Senior Vice President--Control and Treasurer of Capstead Inc. since January 1994. Prior thereto, he served as Senior Vice President of NationsBanc Mortgage Corporation from April 1990 to January 1994. From 1987 to April 1990, Mr. Studinski was the Chief Accounting Officer and Treasurer of Foster Mortgage.

                            EXECUTIVE COMPENSATION

  The Company's direction and policies are established by the Board of Directors and implemented by the Chief Executive Officer. The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executives") for services rendered in all capacities during the years ended December 31, 1994, 1993 and 1992.

                          SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                         Annual Compensation               Compensation
                              ----------------------------------------- --------------------
                                                 Other        Total     Restricted
                                                 Annual       Annual      Stock               All Other
        Name and              Salary   Bonus  Compensation Compensation   Awards     Options Compensation
   principal position    Year   ($)     ($)       ($)          ($)         ($)         (#)       ($)
- ------------------------ ---- ------- ------- ------------ ------------ ----------   ------- ------------
Ronn K. Lytle........... 1994 520,000 199,000    36,250(a)    755,250         --     120,190    45,478(b)
 Chairman, Chief
  Executive              1993 490,000 498,000    65,317(a)  1,053,317         --       5,026     3,675(b)
 Officer and President   1992 419,880 718,275    68,700(a)  1,206,855    127,500(c)    4,459    91,032(b)
Christopher T. Gilson... 1994 300,000  85,375        --       385,375    200,000(e)   80,000    27,756(b)
 President and Chief
  Operating              1993  19,270   1,000        --        20,270         --          --        --
 Officer of Capstead
  Inc.                   1992      --      --        --            --         --          --        --
Julie A. Moore.......... 1994 160,000  99,000        --       259,000     50,000(e)   40,314    10,550(b)
 Senior Vice President-- 1993 138,833 121,850        --       260,683         --       4,185       725(b)
 Asset and Liability     1992  94,000 110,250        --       204,250         --       4,092        --
 Management
William H. Rudluff...... 1994 160,000  97,000        --       257,000    100,000(e)   40,190    17,420(b)
 Executive Vice
  President--            1993 150,000  74,000        --       224,000         --       4,000     1,125(b)
 Servicing
  Administration         1992  37,500  10,000        --        47,500         --       4,000        --
 of Capstead Inc.
Andrew F. Jacobs........ 1994 150,000  91,000        --       241,000     50,000(e)   40,314     9,240(b)
 Senior Vice President-- 1993 129,500 117,850        --       247,350         --       4,102     1,012(b)
 Control, Treasurer and  1992  91,000 103,250        --       194,250         --       4,092        --
 Secretary

- -------
(a) Amount includes dividends paid on unvested shares of restricted stock of $36,250, $59,300 and $65,200 in 1994, 1993 and 1992, respectively.

(b) Amount includes matching contribution by the Company of 50 percent of a participant's voluntary contribution of up to a maximum of 6 percent of a participant's compensation pursuant to the 401(k) plan adopted October 1993. Amount also includes matching contribution by the Company of a portion of the participant's voluntary contribution to a nonqualified deferred compensation plan adopted July 1994. Additionally, the amount includes a discretionary contribution into the qualified and nonqualified plans of 3 percent of a participant's compensation regardless of participation in the above noted plans. All Company contributions are subject to certain vesting requirements.

(c) Pursuant to a Restricted Stock Grant Agreement between the Company and Mr. Lytle dated August 1, 1992 (the "1992 Restricted Stock Grant Agreement"), Mr. Lytle was granted 20,000 shares of Common Stock (the "Shares"). Mr. Lytle is considered the record owner of and is entitled to vote the Shares and is entitled to receive all dividends and any other distributions declared on the Shares. Mr. Lytle may not sell, transfer, or otherwise dispose of the Shares until certain vesting periods have occurred. The Shares vest as follows: 5,000 Shares vested on May 1, 1993 and 1994, and 5,000 Shares will vest on May 1, 1995 and 1996. The Shares will fully vest in the event of Mr. Lytle's death, disability, involuntary termination of employment by the Company without cause or otherwise in breach by the Company of the 1992 Employment Agreement, or voluntary termination of employment by Mr. Lytle for cause. Ownership of all unvested Shares will revert to the Company in the event of involuntary termination of employment by the Company for cause or voluntary termination by Mr. Lytle without cause. The value of the Shares has been recorded net of the initial value of the 20,000 shares granted to Mr. Lytle pursuant to the 1991 Restricted Stock Grant Agreement and forfeited under the Transition Agreement (see footnote (d) below). As of December 31, 1994, the number and value of aggregate (unvested) restricted stock holdings of Mr. Lytle, based on the closing market price of the Common Stock on that date, were 10,000 Shares and $167,500, respectively.

(d) Pursuant to a Transition Agreement between the Company, LMUSA and Mr. Lytle dated July 31, 1992 (the "Transition Agreement"), LMUSA and Mr. Lytle agreed to terminate Mr. Lytle's existing employment agreement dated April 1, 1991, as amended by First Amendment dated as of December 31, 1991 (together, the "1991 Employment Agreement"), conditioned upon Mr. Lytle having entered into a new employment agreement with the Company. Mr. Lytle agreed to forfeit his rights in the 1991 Restricted Stock Grant Agreement, including the 20,000 shares of Common Stock granted thereunder, the value of which was reported as long term compensation in 1991. In connection with the termination of the 1991 Employment Agreement, Mr. Lytle received his base salary and incentive compensation through July 31, 1992 and received lump-sum payout of certain retirement benefits of $91,032.

(e) Fair market value at the time of grant of shares of Capstead Inc. awarded on July 1, 1994 pursuant to the Capstead Inc. 1994 Restricted Stock Plan. Each officer is considered the record owner of and is entitled to vote the shares and is entitled to receive all dividends and any other distributions declared on the shares. The shares vest as follows: 10 percent on each of July 1, 1994, 1995, 1996 and 1997 and 20 percent on each of July 1, 1998, 1999 and 2000. Any unvested interest in the shares will revert to Capstead Inc. in the event the officer leaves the Company for any reason, including death or disability, and Capstead Inc. will purchase the vested portion at Capstead Inc.'s book value. The shares cannot be sold, transferred or otherwise disposed of for any purpose whatsoever other than to the Company. In the event of a Change in Control (as defined therein), all outstanding unvested shares will automatically vest in full.

OPTION GRANTS

  The table below shows information regarding grants of stock options and DERs made to the Named Executives under the Company's 1994 Flexible Long Term Incentive Plan and 1990 Employee Stock Option Plan during the fiscal year ended December 31, 1994. The amounts shown for each of the Named Executives as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     Individual Grants
                         -------------------------------------------
                                                                                  Potential Realizable Value
                                                                                      at Assumed Annual
                                       Percent of                                    Rates of Stock Price
                         Number of       Total               Market                Appreciation for Option
                         Securities     Options              Price                           Term
                         Underlying    Granted to  Exercise on Date               --------------------------
                          Options     Employees in  Price   of Grant Expiration     0%      5%        10%
          Name            Granted     Fiscal Year   ($/SH)   ($/SH)     Date       ($)      ($)       ($)
- ------------------------ ----------   ------------ -------- -------- ----------   ------ --------- ---------
Ronn K. Lytle...........  120,000(a)      21.1      28.875   28.875    4-22-04         0 2,179,120 5,522,318
                              190(b)        *        0.000   41.000   10-14-02     7,790    12,085    18,368
Christopher T. Gilson...   80,000(a)      14.0      28.875   28.875    4-22-04         0 1,452,747 3,681,545
Julie A. Moore..........   40,000(a)       7.0      28.875   28.875    4-22-04         0   726,373 1,840,773
                              314(b)        *        0.000   41.000    Various(b) 12,874    19,596    29,266
William H. Rudluff......   40,000(a)       7.0      28.875   28.875    4-22-04         0   726,373 1,840,773
                              190(b)        *        0.000   41.000   10-14-02     7,790    12,085    18,368
Andrew F. Jacobs........   40,000(a)       7.0      28.875   28.875    4-22-04         0   726,373 1,840,773
                              314(b)        *        0.000   41.000    Various(b) 12,874    19,596    29,266

- --------
 * Denotes less than one percent.

(a) Stock options are awarded at the fair market value of shares of Common Stock at the date of award and become exercisable one-third on the date of grant, April 22, 1994, one-third on May 1, 1995 and one-third on May 1, 1996. Such options lapse at the earliest of ten years after award, two years after the optionee's termination of employment by reason of death, disability or retirement, or at the time of the optionee's termination of employment for any other reason.

(b) DERs are awarded annually to plan participants pursuant to a formula based upon options previously granted and total dividends paid during the previous year in excess of a benchmark rate of return. The DERs entitle the holder to receive additional shares of Common Stock at no cost to the holder. DERs are exercisable only in conjunction with the exercise of the options on which they were earned. The expiration date of the DERs is the same as the options on which they were awarded.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table summarizes the total number of securities underlying stock options, both exercisable and unexercisable, held by the Named Executives at December 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES*

                                        Number of Securities Underlying Unexercised
                                                Options at Fiscal Year-End
                                ----------------------------------------------------------
            Name                         Exercisable                  Unexercisable
- ------------------------------- ----------------------------  ----------------------------
Ronn K. Lytle .................            48,190                        80,000
Christopher T. Gilson..........            26,667                        53,333
Julie A. Moore ................            24,250                        26,666
William H. Rudluff ............            21,524                        26,666
Andrew F. Jacobs...............            24,250                        26,666

- --------
* The columns for "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because there were no options exercised during the year ended December 31, 1994 by the Named Executives. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The "Value of Unexercised, In-the-Money Options at Fiscal Year-End" column has been omitted from the table since the various exercise prices exceed the fair market value of the underlying stock on December 31, 1994, which was $16.75 per share, for both exercisable and unexercisable options

EMPLOYMENT AGREEMENTS

  Mr. Lytle is a party to an Employment Agreement with the Company executed as of August 1, 1992 and expiring on December 31, 1995 (the "1992 Employment Agreement"), subject, however, to automatic one year extensions of the then remaining term commencing on December 31, 2006 (age 65), unless at least 180 days prior to such December 31, the Company gives notice that it does not wish to extend. Thus, on December 31, 1994 the 1992 Employment Agreement was automatically extended one additional year and will now expire on December 31, 1998. During the term of the 1992 Employment Agreement, Mr. Lytle will serve as Chairman, Chief Executive Officer and President of the Company.

  Pursuant to the 1992 Employment Agreement, Mr. Lytle received a base salary at an annual rate of $520,000 through December 31, 1994. The 1992 Employment Agreement provides for annual increases of at least six percent in Mr. Lytle's base salary over the prior 12-month period for each of 1995 and 1996. Notwithstanding such provision, Mr. Lytle declined any increase for 1995. Mr. Lytle's salary for 1996 is scheduled to increase six percent over 1995's amount but may be increased by a larger percentage at the Compensation Committee's discretion. In addition to base salary, Mr. Lytle is entitled to receive incentive compensation as recommended by the Compensation Committee and approved by the Board of Directors.

  The 1992 Employment Agreement will terminate in the event of Mr. Lytle's death and may be terminated by the Company in the event of Mr. Lytle's disability or for Cause (as defined therein). Mr. Lytle may terminate his employment for Good Reason, which includes (i) a defined Change in Control,
(ii) certain changes in Mr. Lytle's duties or compensation, and (iii) action by the Company to prevent the automatic extension of the 1992 Employment Agreement. If Mr. Lytle terminates his employment for Good Reason or if the Company terminates Mr. Lytle's employment in breach of the 1992 Employment Agreement, Mr. Lytle will be entitled to lump-sum severance pay equal to three times the amount of his base salary plus an amount equal to three times the average of the two highest of his three most recent annual incentive compensation payments. The 1992 Employment Agreement also provides for the continuation of all retirement and other benefit programs (or the payment of equivalent benefits) until three years after the date of termination, except in the case of termination for Cause.

  Mr. Gilson has an employment agreement for the duration of his employment with the Company. Mr. Gilson is entitled to receive the agreed to base salary (plus any merit increases) and incentive compensation as approved by the Compensation Committee. In the event of involuntary termination of employment, Mr. Gilson will be entitled to lump-sum severance pay equal to his base salary at the time of termination plus the average of his last two year's incentive compensation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of three independent directors. The Committee approves the compensation arrangements of all executive officers other than the Chief Executive Officer and submits its recommendations with respect to the compensation to the Chief Executive Officer to the full Board of Directors.

  The following is the Committee's report in its role as reviewer of the Company's executive pay programs on 1994 compensation practices for the executive officers of the Company. The report and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY

  The philosophy behind the Company's executive compensation programs is to attract, motivate, and retain the executives needed in order to maximize the creation of long term stockholder value. The Committee believes that the uniqueness of the Company's business, its strategic direction and the required caliber of employees needed to execute its strategy require that compensation be determined based on the following factors:

  .  Responsibilities within the Company.

  . Completion of individual business objectives established prior to the beginning of the year (which objectives may vary greatly from person to person).

  .  Business unit and overall Company performance.

  .  Amount, form and timing of prior compensation amounts.

  .  Contributions toward executing the business strategy of the Company.

  . Compensation practices of a self-selected comparison group of six companies, consisting of companies that compete in the Company's primary lines of business and companies of comparable size and scope located in Dallas, Texas.

  The Committee believes that each of the above factors is important when determining compensation levels. No specific weighting or formula regarding such factors is used in determining compensation.

  The Committee considers the following four elements of compensation to be the primary components that constitute an executive's total compensation program:
(i) base salaries; (ii) annual incentives; (iii) long term incentives and (iv) other executive programs and benefits. Each element is described in more detail below.

Base Salaries

  The Chief Executive Officer reviews base salaries annually utilizing the above factors and makes recommendations to the Committee.

Annual Incentives

  The Company maintains two annual incentive plans, the Base Incentive Compensation Plan and the Profit Sharing Plan. The purpose of the plans is to focus employees on the attainment of superior return on stockholders' equity on an annual basis. All Company employees participate in both incentive plans.

  The Base Incentive Compensation Plan creates an incentive pool (the "Incentive Pool") equal to a percentage of net income above a certain return on stockholders' equity ("ROE"). Prior to the beginning of the year, the CEO recommends to the Committee a quarterly distribution (payable April, July and October of the following year) of a portion of the Incentive Pool to the executives, including the CEO. Prior to the end of the year, the CEO makes his recommendation to the Committee for the fourth quarterly distribution from the Incentive Pool (payable in January of the following year), which amount may or may not exceed the previous quarterly award. Recommendations for distributions from the Incentive Pool are based on the same factors that are used in determining other elements of compensation as described above. Any amount remaining in the Incentive Pool after all distributions are made is carried over and may be used to pay short term incentive compensation in subsequent years. The quarterly award can be terminated at any time by the Committee.

  The Profit Sharing Plan creates a profit pool equal to a percentage of net income above certain levels of ROE. Awards can be paid in cash and/or stock. The Plan makes awards based only on tenure and the continued ownership of stock previously awarded under the Plan. Awards do not vary by position. The CEO recommends award levels to the Committee.

  For 1994 the Company's ROE equaled 13.27 percent. As a result of exceeding the 8 percent ROE threshold relating to the Base Incentive Compensation Plan and the 12 percent ROE threshold relating to the Profit Sharing Plan, a pool was created for each annual incentive plan.

Long Term Incentives

  The Committee believes that the Company's key employees should have an ongoing stake in the long term success of the business. The Committee also believes that key employees should have a considerable portion of their total compensation paid in the form of stock. This element of the total compensation program is intended to tie the executive's interest to that of the Company's stockholders through the granting of stock options, restricted stock and other incentive based awards.

  The CEO periodically recommends long term incentive grants for executive officers to the Committee. The same factors that are used in determining other elements of compensation are used in determining long term incentive grants. During 1994 the Committee made stock option and restricted stock grants to executive officers.

Other Executive Programs and Benefits

  The Company maintains competitive employee benefit plans in which all executive officers, including the CEO, participate. The Company also sponsors a nonqualified savings plan for officers intended to restore the same pretax savings opportunity available to other employees not affected by government imposed limitations.

1994 COMPENSATION FOR THE CEO

  The same philosophies described above for executive compensation were used by the Committee to recommend to the Board the compensation of Mr. Ronn K. Lytle, Chairman, Chief Executive Officer and President.

Base Salary

  The base salary for Mr. Lytle increased from $490,000 in 1993 to $520,000 in 1994. This increase represented a change of approximately six percent, which the Committee felt was appropriate and consistent with the minimum annual increase provided in Mr. Lytle's employment agreement. At the suggestion of Mr. Lytle, the Committee recommended and the Board agreed that given the current economic environment it would be appropriate for Mr. Lytle to forego a base salary increase for 1995.

Annual Incentives

  The Committee awarded $195,000 to the CEO under the Base Incentive Compensation Plan and $4,000 under the Profit Sharing Plan. The Base Incentive Compensation Plan award represents payments made during the first three quarters of 1994. At the suggestion of Mr. Lytle, which was accepted by the Committee and approved by the Board, a fourth quarter award was not made to him under the Base Incentive Compensation Plan.

Long Term Incentives

  The Committee awarded Mr. Lytle 120,000 nonqualified stock options (subject to certain vesting requirements) in April 1994. These options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Committee believes that this element of the total compensation package will help tie Mr. Lytle's interest to that of the Company's stockholders.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

  The Omnibus Budget Reconciliation Act of 1993 (the "Act") prevents publicly-traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually, effective for compensation paid after 1993. Although the Committee has not adopted a policy relating to the Act, the Committee believes that there will be no impact from this limitation to the Company in 1995.

CONCLUSION

  Executive compensation at Capstead is subject to considerable focus by the Committee, the Board of Directors and senior management. The Committee believes that the Company's mix of base salary, short and long term incentives and other benefits produces a strong attraction and motivation for its executive officers and helps align their interests with those of the Company's stockholders.

                                                          William R. Smith,
                                                          Chairman

                                                          Bevis Longstreth

                                                          John C. Tolleson

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, with the cumulative total return of the S&P 500 Stock Index and the S&P Financial Index for the five years ended December 31, 1994, assuming the investment of $100 on December 31, 1989 and the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       CAPSTEAD MORTGAGE COMMON STOCK AND S&P 500 AND S&P FINANCIAL INDEX


                              [GRAPH APPEARS HERE]



                  12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94
- --------------------------------------------------------------------------------
  Capstead         $100.00    $104.39    $246.54    $362.04    $414.31    $192.05
- --------------------------------------------------------------------------------
  S&P 500          $100.00     $96.94    $126.37    $136.01    $149.68    $150.64
- --------------------------------------------------------------------------------
  S&P Financial    $100.00     $78.68    $118.43    $146.03    $162.26    $155.22

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

  Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of shares of Common Stock as of February 10, 1995 by each director nominee, the executive officers listed in the Summary Compensation Table and by all nominees for director and executive officers as a group.

 Title
   of                                   Amount and Nature of
 Class    Name of Beneficial Owner    Beneficial Ownership (a) Percent of Class*
 ------ ----------------------------  ------------------------ -----------------
 Common Bevis Longstreth(b) ........           13,232                  *
 Stock  Paul M. Low.................           41,081(c)               *
        Ronn K. Lytle...............           95,966                  *
        Harriet E. Miers............            9,827                  *
        William R. Smith............            9,227                  *
        John C. Tolleson(b) ........           26,392
        Christopher T. Gilson.......           27,386                  *
        Julie A. Moore..............           30,608                  *
        William H. Rudluff..........           22,552                  *
        Andrew F. Jacobs............           26,676                  *
        All nominees for Director
         and Executive Officers
         as a group (12 persons)....          333,344                 2.2

- --------
* Denotes less than one percent.

(a) Amounts include shares of Common Stock issuable as follows:

                                                   Right to Acquire
                            --------------------------------------------------------------
                                     Series B Preferred Stock
                            ------------------------------------------
                            Number of Shares Converted to Common Stock Exercisable Options
                            ---------------- ------------------------- -------------------
   Bevis Longstreth........          --                   --                   6,392
   Paul M. Low.............      26,290                8,402                   3,208
   Ronn K. Lytle...........       1,977                  631                  49,911
   Harriet E. Miers........          --                   --                   7,727
   William R. Smith........          --                   --                   7,727
   John C. Tolleson........          --                   --                   6,392
   Christopher T. Gilson...          --                   --                  27,386
   Julie A. Moore..........          --                   --                  25,467
   William H. Rudluff......          --                   --                  22,527
   Andrew F. Jacobs........          --                   --                  25,467
   All nominees for
    Director
    and Executive Officers
    as a group (12
    persons)...............      28,267                9,033                 210,893

(b) Effective May 1, 1992 the Securities and Exchange Commission adopted revised rules for reporting ownership of securities by directors and executive officers and increased proxy statement disclosure. For the year ended December 31, 1994, the Company notes that Mr. Tolleson's Form 3 was filed late and that two of Mr. Longstreth's Form 4s covering two transactions were filed late.

(c) Includes 6,640 shares of Common Stock and 767 shares of Common Stock that would be received upon conversion of 2,400 shares of the Company's $1.26 Cumulative Convertible Preferred Series B held in trust for Mr. Low's son. Mr. Low is settlor and trustee of this trust and has voting and dispositive power over the shares but expressly disclaims beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Listed in the following table is certain information with respect to the beneficial ownership of shares of Common Stock as of February 10, 1995 by each person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who is known to the management of the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

 Title of  Name and Address of Beneficial    Amount and Nature of  Percent of
  Class                 Owner               Beneficial Ownership *   Class
 -------- --------------------------------  ---------------------- ----------
 Common   Howard Hughes Medical Institute
  Stock    6701 Rockledge Drive
           Bethesda, Maryland 20817.......        1,175,780           7.6

- --------
* Based on a statement on Schedule 13G filed with the Securities and Exchange Commission, as most recently amended on February 14, 1995. Includes 175,780 shares of Common Stock that would be received upon conversion of 550,000 shares of the Company's $1.26 Cumulative Convertible Preferred Series B. Howard Hughes Medical Institute is a Delaware not-for-profit corporation.

                             INDEPENDENT AUDITORS

  Management recommends that stockholders ratify the Board of Directors' selection of Ernst & Young as independent auditors of the Company for the year ending December 31, 1995. Ernst & Young has examined the accounts of the Company since its organization. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. In addition, such representatives are expected to be available to respond to appropriate questions from stockholders.

  During the fiscal year ended December 31, 1994, the Company engaged Ernst & Young to provide it with audit services. Services provided included the examination of annual financial statements, limited review of unaudited quarterly financial information, review and consultation regarding filings with the Securities and Exchange Commission, assistance with management's evaluation of internal accounting controls, consultation on financial accounting and reporting matters, and verification procedures as required by collateralized mortgage securities indentures.

 THE BOARD RECOMMENDS A VOTE FOR THE SELECTION OF ERNST & YOUNG AS INDEPENDENT
                           AUDITORS OF THE COMPANY.

                                 OTHER MATTERS

  Management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

  Proposals of stockholders intended to be presented at the 1996 annual meeting of stockholders must be received at the Company's principal executive offices no later than November 15, 1995 to be included in the proxy statement and form of proxy for such meeting.

                                           By order of the Board of Directors,

                                                               ANDREW F. JACOBS
                                                                      Secretary
March 15, 1995

                         CAPSTEAD MORTGAGE CORPORATION

P            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR AN ANNUAL MEETING APRIL 20, 1995
R
    The undersigned hereby appoints Ronn K. Lytle, Andrew F. Jacobs and Julie
O A. Moore, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the
X annual meeting of stockholders of Capstead Mortgage Corporation to be held at CityPlace Center East, 2711 North Haskell Avenue, Dallas, Texas, on
Y Thursday, April 20, 1995, and at any adjournments thereof, on all matters coming before said meeting.

    Election of Directors, Nominees:

    Bevis Longstreth, Paul M. Low, Ronn K. Lytle,

    Harriet E. Miers, William R. Smith and John C. Tolleson

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                   SEE REVERSE
                                                                       SIDE

- -------------------------------------------------------------------------------


[X] PLEASE MARK YOUR            SHARES IN YOUR NAME  REINVESTMENT SHARES
    VOTES AS IN THIS                                                     +
    EXAMPLE.                                                             +
                                                                         +
                                                                         +++++


                  FOR  WITHHELD                              FOR AGAINST ABSTAIN
1. Election of    [_]    [_]    2. Proposal to ratify the    [_]   [_]     [_]
   Directors                       selection of Ernst &
   (see reverse).                  Young LLP as independent
                                   auditors for the Company.
                                3. In their discretion, the  [_]   [_]     [_]
                                   Proxies are authorized to
For, except vote withheld from     vote upon such other
the following nominee(s):          business as may properly
                                   come before the meeting.
______________________________




SIGNATURE(S) ________________________ DATE ____________________________________

SIGNATURE(S) ________________________ DATE ____________________________________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.